Exhibit 23.1

CONSENT

I hereby consent to the reference to me and the making of the statements with respect to me which are set forth under the caption “Description of Securities—Canadian Taxes” in the Basic Prospectus forming a part of the Province of Manitoba’s Registration Statement with which this consent is filed.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

By:	/s/ Mary McGunigal
Mary McGunigal
General Counsel
Legal Services Branch of the Department of Justice of the Province of Manitoba Province of Manitoba

Winnipeg, Manitoba

June 23, 2025